Exhibit 99.1

Wag Labs, Inc. to Become Listed through $350 million Business Combination with CHW Acquisition Corporation

•	Wag!, a market leader in providing access to premium pet services, announces $350 million business combination with CHW Acquisition Corporation (“CHW”).
•	Wag! is a vertically integrated technology platform, offering access to, among other services, dog walking, pet sitting, drop-in visits, consultations with licensed pet experts, and both in-person and digital training services across 4,600 cities in all 50 states, in addition to subscription and insurance comparison offerings.
•	Wag! is an established player in the pet wellness and services market, which was valued at $44 billion in 2020 and is projected to continue to grow steadily.
•	Wag! provides a seamless user experience on its platform which has generated over 11 million reviews with more than 96% of services earning 5 stars.
•	Founded in 2015 to solve for the guilt and stress of leaving a pet unattended, Wag! is currently led by a strong management team, including entrepreneur Garrett Smallwood.
•	Wag! and CHW intend that shares in the combined company be granted to select pet caregivers in connection with the business combination, allowing these caregivers to participate in the combined company’s future success.
•	Wag! and CHW expect to be able to meet the minimum cash condition based on debt and equity financing commitments for the transaction. New financing is being funded by current Wag! and CHW investors with equity investments and commitments at $10.00 per share. Such investors include Battery Ventures, ACME Capital, General Catalyst and Tenaya Capital. Additionally, CHW has obtained commitments for $30 million in debt financing from Blue Torch Capital.

San Francisco, California – February 3, 2022 – Wag Labs, Inc. (“Wag!” or the “Company”), an American pet services marketplace company powering a mobile-first technology platform that enables on-demand and scheduled dog walking, training, and other pet care services, and CHW (NASDAQ: CHWA), a blank check company formed for the purpose of effecting a merger or similar business combination with one or more businesses, today announced the signing of a definitive business combination agreement.

CHW is focused within the consumer and retail sectors and is led by Jonah Raskas and Mark Grundman, who serve as Co-CEOs, as well as Paul Norman, who serves as President. Upon the closing of the transaction, the combined company is expected to be named Wag! Group Co. and is expected to be listed on the Nasdaq under the new ticker symbol “PET”.

Wag! is a vertically integrated technology platform, offering access to, among other services, on-demand dog walking, pet sitting, drop-in visits, consultations with licensed pet experts and both in-person and digital training services across 4,600 cities in all 50 states, in addition to subscription and insurance comparison offerings. Wag!’s platform has over 350,000 approved pet caregivers across the U.S., has completed over 11 million services through the platform, and has delivered over $300 million total bookings to date. Wag! provides an exceptional experience to its users, creating a highly loyal and engaged user base with a wealth of data to improve its cross-selling and inform its offering extensions. The Company has experienced substantial growth since its inception due to its proven ability to diversify its addressable market to unlock new spending opportunities, demonstrated by its recent launch of subscription offerings and expansion into wellness services in 2021.

Wag! is a leader in providing access to on-demand pet services and is transforming the pet industry by simplifying pet care. Leading with its mobile-first platform and a foundation built on data science and automation capabilities, Wag! is consolidating the pet wellness and services industries online and through its mobile app.

Approximately 70% of U.S. households own pets, which equates to approximately 90.5 million homes. As a rapidly expanding company in the large and durable pet wellness and services market, Wag! expects to achieve revenues of $42 million in 2022, a 120% year-over-year growth rate from 2021. With a 90% rebooking rate and a Net Promoter ScoreSM (NPS)1 between 65 and 70 for pet parents and 45 to 55 for pet caregivers, Wag! has created a compelling and trusted consumer brand. The Company will continue to be led by its CEO, Garrett Smallwood, and its President and Chief Product Officer, Adam Storm.

This transaction will support Wag!’s mission to make pet ownership more accessible and to bring joy to pets and those who love them, by accelerating the online consolidation of the $44 billion pet wellness and services industries. With its compelling consumer brand, loyal user base and vertically integrated technology platform, Wag! is well positioned to become the number one pet well-being marketplace.

Garrett Smallwood, Chief Executive Officer of Wag!, stated: “Our announcement today represents a significant milestone in our journey to build the leading premium wellness and services platform for pets. We are transforming the fragmented and largely offline pet wellness and services industries through our vertically integrated mobile-first technology platform. This deal will provide us with the funds to further fuel our growth, and I am excited to be partnering with the CHW team to accelerate our strategic initiatives and consolidate pet wellness and services as we strive to become the leader in this space.”

Jonah Raskas, Co-CEO of CHW, commented: “We are incredibly pleased by the opportunity to partner with Wag! on this exciting journey. Wag!’s strong leadership brings proven experience, and we are thrilled to be supporting this team, trusted brand and attractive platform. We are confident in Wag!’s ability to accelerate its momentum by executing against its proven growth strategies and consolidating this attractive market. We look forward to working with Garrett and his team.”

1 Service mark of Bain & Company, Inc.

Wag Investment Highlights

•	Significant $44 billion TAM[2] opportunity in the rapidly growing U.S. pet wellness and services industries.
•	Market-leading offering and execution. With a wide breadth of service offerings, the Wag! platform is a one-stop-shop for premium pet services, including dog walking, drop-in visits, boarding, in-home pet sitting, in person and digital training, insurance comparison tools, wellness and health.
•	Seamless user experience. Petcare technology platform with more than 96% of services earning 5 stars.
•	Proven technology platform with clear growth drivers. These include accelerating growth in existing markets, expanding subscription offerings, leveraging its strong platform and growing internationally, as well as expanding through opportunistic M&A for growth and industry consolidation.
•	Highly scalable vertically integrated platform primed to deliver profitable growth. Forecasting a compounded annual growth rate of at least 70% from 2021 through 2023, with projected revenue growing to over $70 million, and expecting to reach positive Adjusted EBITDA[3] in Q2 of 2024 while delivering a long-term Adjusted EBITDA Margin[4] of over 10%.
•	Successful subscription business. Wag!’s offering is anchored by its monthly or annual subscription service, Wag! Premium, which accounts for 40% of its active users.
•	Resilient business model. Despite the global pandemic, Wag!’s 2020 and 2021 cohorts are the strongest in the Company’s history, driven by a higher take rate, the launch of Wag! Premium and improved cross selling.

Transaction Overview

The transaction values the combined company at a pro forma enterprise and equity value of approximately $350 million.

Assuming no redemptions from the CHW shareholders, the transaction will deliver approximately $175 million in gross cash proceeds to the combined company, enabling Wag! to accelerate its growth initiatives organically and further consolidate the pet wellness and services market through opportunistic M&A, and Wag!’s existing shareholders will hold approximately 65% of the shares of the combined company on closing. In connection with the business combination, Wag! and CHW intend that shares in the combined company be granted to select pet caregivers, allowing these caregivers to participate in the combined company’s future success.

The Boards of Directors of Wag! and CHW have unanimously approved this transaction. The transaction is subject to customary closing conditions, including approval of the shareholders of CHW. The transaction is expected to close by the second quarter of 2022.

2 “TAM” refers to the Total Addressable Market

3 “Adjusted EBITDA”, a non-GAAP measure, means net losses before the impact of interest income or expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, and certain other non-cash and non-core items.

4 “Adjusted EBITDA Margin”, a non-GAAP measure, means Adjusted EBITDA divided by net revenue.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by CHW with the Securities and Exchange Commission (“SEC”) and will be available on the CHW website at www.chwacquisitioncorp.com/investor-relations/, the Wag! website at https://investors.wag.co/ and at the SEC’s website at www.sec.gov.

Advisors

Oppenheimer & Co. Inc. is acting as lead financial advisor and capital markets advisor to Wag!. Cleary Gottlieb Steen & Hamilton LLP is acting as legal counsel to Wag!.

Chardan is serving as M&A and Financial Advisor to CHW. McDermott, Will & Emery LLP is acting as legal counsel to CHW.

Investor Conference Call Information

CHW and Wag! will host a joint investor conference call to discuss the proposed transaction on February 3, 2022, at 7:30 a.m. ET. Interested parties may listen to the prepared remarks call via telephone by dialing (844) 512-2921, or for international callers, (412) 317-6671 and entering pin number: 11148072. Listen to the webcast here: Wag Labs, Inc. & CHW Acquisition Corporation Business Combination Announcement Conference Call.

About Wag! – Wag.co

Wag! strives to be the #1 app for pet parents, offering access to 5-star dog walking, pet sitting, expert pet advice, and training from local pet caregivers nationwide. Wag!'s community of over 350,000 pet caregivers are pet people, and it shows. Making pet parents happy is what Wag! does best. With safety and happiness at the forefront, pet caregivers with Wag! have a trusted record of experience with over 11 million pet care services and over $300 million total bookings across all 50 states, resulting in more than 96% of services earning 5 stars.

About CHW Acquisition Corporation – www.chwacquisitioncorp.com

CHW is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The focus of the team is to pursue a business combination within the consumer, health and wellness or retail sector. Management is led by Jonah Raskas, Mark Grundman, and Paul Norman.

Additional Information and Where to Find It

In connection with the proposed business combination, CHW will file a registration statement on Form S-4 (the "Form S-4") with the Securities and Exchange Commission (the "SEC"). The Form S-4 will include a proxy statement of CHW and a prospectus of Wag!, referred to as a proxy statement/prospectus. The proxy statement/prospectus will be sent to all CHW shareholders. Additionally, CHW will file other relevant materials with the SEC in connection with the proposed business combination. Copies of the Form S-4, the proxy statement/prospectus and all other relevant materials filed or that will be filed with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. Before making any voting or investment decision, investors and security holders of CHW are urged to read the Form S-4, the proxy statement/prospectus and all other relevant materials filed or that will be filed with the SEC in connection with the proposed business combination because they will contain important information about the proposed business combination and the parties to the proposed business combination.

Participants in Solicitation

CHW, Wag! and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of CHW's shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of CHW's directors and officers in CHW's filings with the SEC, including CHW's initial public offering prospectus, which was filed with the SEC on August 30, 2021, CHW's subsequent quarterly reports on Form 10-Q and the Form S-4. To the extent that holdings of CHW's securities by CHW's insiders have changed from the amounts reported therein, any such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to CHW's shareholders in connection with the business combination will be included in the proxy statement/prospectus relating to the proposed business combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This communication shall also not constitute an offer to sell or a solicitation of an offer to buy any securities of CHW or Wag!, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed business combination between CHW and Wag!. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predict," "potential," "continue," "strategy," "future," "opportunity," "would," "seem," "seek," "outlook" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this communication. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and they must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements include, without limitation, Wag!'s and CHW's expectations with respect to anticipated financial impacts of the proposed business combination, the satisfaction of closing conditions to the proposed business combination, and the timing of the completion of the proposed business combination. You should carefully consider the risks and uncertainties described in the "Risk Factors" section of CHW's initial public offering prospectus and its subsequent quarterly reports on Form 10-Q. In addition, there will be risks and uncertainties described in the Form S-4 and other documents filed by CHW from time to time with the SEC. These filings would identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Many of these factors are outside Wag!'s and CHW's control and are difficult to predict. Many factors could cause actual future events to differ from the forward-looking statements in this communication, including but not limited to: (1) the outcome of any legal proceedings that may be instituted against CHW or Wag! following the announcement of the proposed business combination; (2) the inability to complete the proposed business combination, including due to the inability to concurrently close the business combination and related transactions, including the private placement of common stock, borrowing under the term loan or due to failure to obtain approval of the shareholders of CHW; (3) the risk that the proposed business combination may not be completed by CHW's business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by CHW; (4) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval by the shareholders of CHW, the satisfaction of the minimum cash requirement following any redemptions by CHW's public shareholders and the receipt of certain governmental and regulatory approvals; (5) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the proposed business combination; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (7) volatility in the price of CHW's or Wag!'s securities; (8) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (9) the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with users and suppliers and retain key employees; (10) costs related to the proposed business combination; (11) changes in the applicable laws or regulations; (12) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (13) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which Wag! operates; (14) the impact of the global COVID-19 pandemic; (15) the potential inability of Wag! to raise additional capital needed to pursue its business objectives or to achieve efficiencies regarding other costs; (16) the enforceability of Wag!'s intellectual property, including its patents, and the potential infringement on the intellectual property rights of others, cyber security risks or potential breaches of data security; and (17) other risks and uncertainties described in CHW's initial public offering prospectus, its subsequent Quarterly Reports on Form 10-Q and the Form S-4. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. Wag! and CHW caution that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. Neither Wag! nor CHW gives any assurance that Wag! or CHW will achieve its expectations. None of Wag! or CHW undertakes or accepts any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, or should circumstances change, except as otherwise required by securities and other applicable laws.

Contacts

Media:

Wag!: Media@wagwalking.com

ICR for Wag!: Wag@icrinc.com

CHW:

info@chwacquisitioncorp.com

Investor Relations:

ICR for Wag!: WagIR@icrinc.com